EXHIBIT 10.53
SMITH & WESSON HOLDING CORPORATION
          AGREEMENT made as of the 9th day of September 2005 (the “Effective Date”) by and among Smith & Wesson Holding Corporation, a Nevada corporation (the “Company”), Mitchell A. Saltz (“Saltz”), Robert L. Scott (“Scott”), and Colton R. Melby (“Melby”) (Saltz, Scott, and Melby sometimes are collectively referred to as the “Stockholders”).
RECITALS
          WHEREAS, the Company is proposing to sell approximately 6,000,000 shares of its common stock (“Common Stock”) in an offering (the “Offering”) that is exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof;
          WHEREAS, it is a condition of the Offering that the Company apply a portion of the proceeds of the Offering to repurchase outstanding warrants held by Saltz and Scott;
          WHEREAS, it is a further condition of the Offering that the Company issue stock purchase warrants (the “Warrants”), a draft of which is attached hereto, requiring the Company to issue to the investors in the Offering (the “Investors”) up to an aggregate of 1,200,000 shares of the Company’s Common Stock (the “Warrant Shares”), at the option of the Investors given at any time commencing six months from the closing date of the Offering and ending seven months after the closing date, for a price equal to the per share price of the Company’s Common Stock on the closing date of the Offering plus $.02 per share (the “Exercise Price”);
          WHEREAS, Saltz, Scott, and Melby have determined that they will gain significant benefits from the Offering;
          WHEREAS, Saltz, Scott, and Melby have agreed to sell shares of their Common Stock in the Company in an aggregate amount equal to the shares covered by the Warrants at a price equal to the Exercise Price plus any per share sales commissions for the Warrant Shares (together the “Strike Price”) for a period ending ten days after the termination of the Warrants so that the Company can avoid any additional dilution in the Offering.
          NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, and for other good and valuable consideration; the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
          1. Agreement to Supply Shares. The Stockholders shall, within two business days of the request by the Company, sell to the Company the number of shares of the Company’s Common Stock held by them set forth beside their respective names below at a price equal to the Strike Price:

Saltz	500,000 shares
Scott	300,000 shares
Melby	400,000 shares
Without limiting the foregoing, the Stockholders hereby appoint the Chief Executive Officer and the Chief Financial Officer of the Company as their attorneys-in-fact to take any and all steps they deem necessary as appropriate, after consultation with the Company’s legal counsel, to effectuate the transactions contemplated hereby, including canceling on the books of the Company the shares set forth above in the event that the owner of such shares fails to sell such shares as contemplated hereby.
          2. Payment of Purchase Price. In the event of the purchase by the Investors of additional shares of Common Stock pursuant to the Warrants, the Company will promptly forward to the Stockholders as appropriate the Strike Price for each share sold.
          3. Termination. This Agreement shall terminate ten days following the seven-month anniversary of the closing date of the Offering.
          4. Severability. If the application of any provision of this Agreement to any particular facts or circumstances shall for any reason be held to be invalid, illegal, or unenforceable by a court, arbitration panel, or other tribunal of competent jurisdiction, then (a) the validity, legality, and enforceability of such provision as applied to any other particular facts or circumstances, and the other provisions of this Agreement, shall not in any way be affected or impaired thereby; and (b) such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties. If, moreover, any provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing such provision, so as to cause such provision to be enforceable to the extent compatible with applicable law.
          5. Specific Performance. The parties hereby declare that it is impossible to measure in money the damages that would result from any breach of this Agreement. Therefore, each party hereto waives any claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce any of the provisions of this Agreement. In the case of any breach of this Agreement, the non-breaching party shall be entitled to injunctive relief without the necessity of proving actual damages.
          6. Further Assurances. Each party shall execute and deliver such instruments, documents, and assurances, and take such further actions as the other parties may reasonably request in order to effectuate fully any of the provisions of this Agreement.
          7. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the state of Nevada, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the state of Nevada to the rights and duties of the parties.
          8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A party may execute and deliver this Agreement by transmitting a facsimile copy of the executed signature page to the other party.
          9. Notice. All notices under this Agreement shall be in writing and shall be delivered by personal service, overnight courier service, facsimile, or certified mail (if such service is not available, then by first class mail), postage prepaid, to principal executive offices of the Company or to the address of the Stockholders as appearing in the records of the

Company, as appropriate. Any notice sent by certified mail shall be deemed to have been given three business days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.
          10. Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors, assigns, personal representatives, heirs, and legatees of the parties. Without limiting the generality of the foregoing, the Company shall be entitled to assign to any person or persons any or all of the Company’s rights under this Agreement, including, without limitation, the Company’s rights under Section 1.
          11. Amendment; Waiver. This Agreement shall not be amended except by a writing executed by both of the parties. Any party may waive compliance by any other party with any of the covenants or conditions herein, but no waiver shall be binding unless such waiver is in a writing executed by the party making such waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.
          12. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. Any prior oral or written agreements, promises, negotiations or representations not expressly set forth in this Agreement are hereby rendered void and of no force or effect.
          13. Captions and Headings. The captions or headings of the provisions of this Agreement are for reference only and are not to be construed in any way as part of this Agreement.
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          IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the Effective Date.

SMITH & WESSON HOLDING CORPORATION		STOCKHOLDERS

By:	/s/ Michael F. Golden	/s/ Mitchell A. Saltz

Name:	Michael F. Golden	Mitchell A. Saltz
Title:	President and Chief Executive Officer

/s/ Robert L. Scott

Robert L. Scott

/s/ Colton R. Melby

Colton R. Melby

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